Exhibit 4.4

EXECUTION VERSION

THIRD SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”), dated as of August 17, 2017, among Sabra Health Care Limited Partnership (as successor to Care Capital Properties, LP, a Delaware limited partnership (“Original Issuer”)), a Delaware limited partnership (“Sabra LP”), Sabra Health Care REIT, Inc. (as successor to Care Capital Properties, Inc., a Delaware corporation), a Maryland corporation (the “Parent”), Care Capital Properties GP, LLC, a Delaware limited liability company (the “General Partner”) and Regions Bank, an Alabama state chartered banking corporation, as Trustee (the “Trustee”). Sabra LP hereby notifies the Trustee that its address for purposes of the Indenture shall be 18500 Von Karman Avenue, Suite 550, Irvine, CA 92612.

WITNESSETH

WHEREAS, Care Capital Properties, LP, as Issuer, Care Capital Properties, Inc., as Parent, and the General Partner have heretofore executed and delivered to the Trustee an Indenture dated as of July 14, 2016 (the “Indenture”) providing for the issuance and guarantee of the 5.125% Senior Notes due 2026 (the “Notes”);

WHEREAS, Care Capital Properties, Inc. previously merged with and into PR Sub, LLC, a Delaware limited liability company (“Merger Sub”), and the First Supplemental Indenture was executed by the Trustee, the Original Issuer, Merger Sub, as a successor Parent, and the General Partner, substantially concurrently with such merger;

WHEREAS, contemporaneously with the Merger (as defined below), Merger Sub merged with and into the Parent, and the Second Supplemental Indenture was executed by the Trustee, the Original Issuer, Parent, as a successor Parent, and the General Partner, substantially concurrently with such merger;

WHEREAS, the Original Issuer has merged (the “Merger”) with and into Sabra LP;

WHEREAS, Section 10.01 of the Indenture provides that under certain circumstances the Issuer may merge into another Person, provided that, among other things, the successor entity expressly assumes the payment of the principal of and interest on all of the Notes and the due and punctual performance and observance of all of the covenants and conditions in the Indenture;

WHEREAS, as a result of the Merger, Sabra LP has assumed, and pursuant to the terms of the Indenture, is required to expressly assume the payment of the principal of and interest on all of the Notes and the due and punctual performance and observance of all of the covenants and conditions in the Indenture;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized and directed to execute and deliver this Third Supplemental Indenture upon the request of Sabra LP; and

WHEREAS, Sabra LP hereby requests that the Trustee so execute and deliver this Third Supplemental Indenture and, together with Parent and the General Partner, certifies hereby that all the conditions and requirements necessary to make this Third Supplemental Indenture a valid, binding and legal instrument of each of them, enforceable against each of them in accordance with its terms, in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each of the Parent, the General Partner, Sabra LP and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.    CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.    ASSUMPTION OF PAYMENT. Sabra LP hereby confirms that, as a result of the Merger, it has assumed the payment of the principal of and interest on all of the Notes and the due and punctual performance and observance of all of the covenants and the obligations of the Issuer pursuant to the Indenture and agrees hereby to duly and punctually pay the principal of and interest on all of the Notes and perform and observe all of the covenants and the conditions of the Issuer in the Indenture.

3.    NEW YORK LAW TO GOVERN. THIS THIRD SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO CONFLICTS OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK.

4.    COUNTERPARTS. The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Signatures of the parties hereto transmitted by facsimile or PDF may be used in lieu of the originals and shall be deemed to be their original signatures for all purposes.

5.    EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

6.    THE TRUSTEE. The Trustee makes no representation as to and shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Third Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Parent, the General Partner and Sabra LP.

7.    REPRESENTATIONS AND WARRANTIES. The Parent, the General Partner and Sabra LP hereby represent and warrant to the Trustee and the Holders that all the conditions and requirements necessary to make this Third Supplemental Indenture a valid, binding and legal instrument, enforceable in accordance with its terms, have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed, all as of the date first above written.

SABRA HEALTH CARE LIMITED PARTNERSHIP, as Issuer

By:	Sabra Health Care REIT, Inc., its general partner

By:	/s/ Harold W. Andrews, Jr.
	Name:	Harold W. Andrews, Jr.
	Title:	Executive Vice President, Chief Financial Officer and Secretary

SABRA HEALTH CARE REIT, INC., as Parent and a Guarantor

By:	/s/ Harold W. Andrews, Jr.
	Name:	Harold W. Andrews, Jr.
	Title:	Executive Vice President, Chief Financial Officer and Secretary

CARE CAPITAL PROPERTIES GP, LLC, as General Partner and a Guarantor

By:	Sabra Health Care REIT, Inc., its sole member

By:	/s/ Harold W. Andrews, Jr.
	Name:	Harold W. Andrews, Jr.
	Title:	Executive Vice President, Chief Financial Officer and Secretary

[Signature Page to Third Supplemental Indenture]

REGIONS BANK, as Trustee

By:	/s/ R. Douglas Milner
	Name:	R. Douglas Milner
	Title:	Vice President

[Signature Page to Third Supplemental Indenture]